THE ARKLAHOMA CORPORATION

                                 BALANCE SHEETS
                           NOVEMBER 30, 1999 AND 1998


      ASSETS                                              1999          1998
                                                        ----------   ----------
     UTILITY PLANT:
        Electric plant in service, at cost              $2,561,863   $2,561,863
          Less- Accumulated depreciation                 2,249,240    2,249,240
                                                        ----------   ----------
               Total utility plant                         312,623      312,623
                                                        ----------   ----------
     CURRENT ASSETS:
        Cash and cash equivalents                          126,627      122,340
                                                        ----------   ----------
               Total assets                              $ 439,250    $ 434,963
                                                        ==========   ==========

         CAPITALIZATION AND LIABILITIES

     CAPITALIZATION:
        Common stock, par value $100 per share,
          12,000 shares authorized, 500 shares
          outstanding                                     $ 50,000     $ 50,000
        Retained earnings                                  312,824      311,241
                                                        ----------   ----------
               Total capitalization                        362,824      361,241
                                                        ----------   ----------
     CURRENT LIABILITIES:
        Accounts payable                                     5,880        5,872
        Accounts payable to affiliated companies            10,254        7,558
                                                        ----------   ----------
               Total current liabilities                    16,134       13,430
                                                        ----------   ----------
     DEFERRED CREDITS:
        Deferred income taxes                               60,292       60,292
                                                        ----------   ----------
               Total liabilities                            76,426       73,722
                                                        ----------   ----------
               Total capitalization and liabilities      $ 439,250    $ 434,963
                                                        ==========   ==========


      The accompanying notes are an integral part of these balance sheets.

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                           THE ARKLAHOMA CORPORATION

                   STATEMENTS OF INCOME AND RETAINED EARNINGS
                 FOR THE YEARS ENDED NOVEMBER 30, 1999 AND 1998


                                                          1999          1998
                                                        ----------   ----------
     REVENUES:
        Interest income                                    $ 9,707      $11,422
                                                        ----------   ----------
     EXPENSES:
        Administrative and general                           7,402        7,900
        Other                                                  442          434
                                                        ----------   ----------
               Total expenses                                7,844        8,334
                                                        ----------   ----------

               Income before Federal and state income taxes  1,863        3,088

     FEDERAL AND STATE INCOME TAXES                            280          463
                                                        ----------   ----------
     NET INCOME                                              1,583        2,625

     RETAINED EARNINGS, beginning of year                  311,241      308,616
                                                        ----------   ----------
     RETAINED EARNINGS, end of year                      $ 312,824    $ 311,241
                                                        ==========   ==========

      The accompanying notes are an integral part of these balance sheets.

                           THE ARKLAHOMA CORPORATION

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED NOVEMBER 30, 1999 AND 1998


                                                              1999         1998
                                                           --------     --------
     CASH FLOWS FROM OPERATING ACTIVITIES:
        Net income                                         $ 1,583      $ 2,625
        Change in current assets and liabilities-
          Accounts receivable                                               500
          Accounts payable                                   2,704       (1,880)
                                                           --------     --------
               Net cash provided by operating activities     4,287        1,245
                                                           --------     --------
     NET INCREASE IN CASH AND CASH EQUIVALENTS               4,287        1,245

     CASH AND CASH EQUIVALENTS, beginning of year          122,340      121,095
                                                           --------     --------
     CASH AND CASH EQUIVALENTS, end of year              $ 126,627    $ 122,340
                                                           ========     ========
     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
       Net cash paid during the year for income taxes        $ 463        $ 487
                                                           ========     ========

      The accompanying notes are an integral part of these balance sheets.